Exhibit 23.3

Consent of Marshall Miller & Associates, Inc.

Marshall Miller & Associates, Inc. hereby consents to the references to our firm in the Prospectus, which is a part of this Registration Statement on Form S-1. We hereby further consent to the use of information contained in our report, dated as of June 11, 2008, relating to estimates of recoverable proven and probable coal reserves and non-reserve coal deposits as of January 1, 2008.

We also consent to the reference to us under the heading “Independent Engineers” in such Prospectus.

/s/ John E. Feddock
Marshall, Miller & Associates, Inc.

October 27, 2008